Exhibit 99.1

Pacer International Reports First Quarter 2010 Results

CONCORD, California, May 5, 2010(BUSINESS WIRE) — Pacer

International, Inc. (Nasdaq: PACR), the asset-light North American freight transportation and logistics services provider, today reported financial results for the three-month period ended March 31, 2010.

FIRST QUARTER RESULTS

•	Revenues increased $5.1 million to $363.7 million for the quarter ended March 31, 2010 compared to $358.6 million for the quarter ended March 31, 2009.

•

Income from operations increased $223.7 million to income of $0.6 million compared to a loss of $223.1 million in the 2009 quarter (which included a pre-tax goodwill impairment charge of $200.4 million). Excluding the 2009 goodwill impairment charge and $1.4 million and $1.2 million of severance expense in the 2010 and 2009 quarters, respectively, adjusted income from operations increased $23.5 million to adjusted income of $2.0 million from a 2009 adjusted loss of $21.5 million.

•

Net income (loss) increased from a loss of $177.4 million in the 2009 quarter to a net loss of $0.5 million in the 2010 quarter. Excluding the impact of the goodwill impairment charge in 2009 and severance charges in both periods, adjusted net income increased $12.9 million to an adjusted income of $0.4 million in the 2010 period from an adjusted loss of $12.5 million in the 2009 period.

•	Cash provided by operating activities increased $27.6 million to $0.5 million for the 2010 quarter from a use of cash of $27.1 million in the 2009 quarter.

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Intermodal segment income from operations increased $189.3 million to income of $5.7 million compared to an operating loss of $183.6 million in the 2009 quarter. The 2009 amount includes the $169.0 million pre-tax goodwill impairment charge. Excluding the 2009 goodwill impairment charge and $0.2 million and $0.7 million of severance expense in the 2010 and 2009 quarters, respectively, adjusted income from operations increased $19.8 million to an adjusted income of $5.9 million in the 2010 quarter from an adjusted loss of $13.9 million in the 2009 quarter.

•

Logistics segment income from operations increased $34.4 million to a loss of $0.3 million compared to a loss of $34.7 million in the 2009 quarter. The 2009 amount includes the $31.4 million pre-tax goodwill impairment charge. Excluding the goodwill impairment charge and $0.5 million of severance expense in the 2009 quarter, loss from operations decreased $2.5 million from a $2.8 million adjusted loss in the 2009 quarter.

•

Corporate costs for the 2010 quarter were comparable to the 2009 quarter. Ongoing savings due to cost reduction activity undertaken in 2009 were offset by $1.2 million of severance expenses in the 2010 quarter.

“We are encouraged by our performance during the first quarter of 2010 given that the economic environment continued to be challenging, particularly during the first half of the quarter. Pacer’s operating income and cash flow remained positive for the quarter and improved significantly compared to the first quarter of 2009. We increased cash from operations by $27.6 million while reducing SG&A expenses by 21.3% compared to the 2009 quarter. Since the first quarter of 2009, through numerous cost-saving efforts, we have reduced SG&A by $42 million on an annualized basis. We will continue to take action designed to further improve our cost structure, profitability and reduce debt,” said John J. Hafferty, chief financial officer of Pacer.

“Pacer continued to focus on its direct to end-customer integrated service model during the first quarter. We made changes within our executive leadership team to facilitate our ongoing transformation and are pleased with the 11.2% growth in our retail intermodal volume during the first quarter of 2010 versus the first quarter of 2009. Pacer is well positioned for future growth without significantly increasing the size of our organization due to productivity enhancing initiatives that have been and continue to be implemented,” added Daniel W. Avramovich, chairman and CEO of Pacer.

Note: A tabular reconciliation detailing the adjustments made to arrive at the adjusted financial results set forth above and elsewhere in this press release from financial results determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) is contained in the financial summary statements attached to this press release.

CONFERENCE CALL TODAY-Pacer International will hold a conference call for investors, analysts, business and trade media, and other interested parties at 5:00 p.m. ET, today (Wednesday, May 5, 2010). To participate, please call five minutes early by dialing (800) 230-1074(in USA) and ask for “Pacer International 1st Quarter Earnings Call.” International callers can dial (612) 288-0329.

An audio-only, simultaneous Webcast of the live conference call can be accessed through the Investors link on the company’s Web site at www.pacer.com. For persons unable to participate in either the conference call or the Webcast, a digitized replay will be available from May 5 at 7:30 p.m. ET to June 5 at 11:59 p.m. ET. For the replay, dial (800) 475-6701(USA) or (320) 365-3844 (international), using access code 154401. During such period, the replay also can be accessed through the Investors link on the company’s Web site at www.pacer.com

ABOUT PACER INTERNATIONAL (www.pacer.com)

Pacer International, a leading asset-light North American freight transportation and logistics services provider, offers a broad array of services to facilitate the movement of freight from origin to destination through its intermodal and logistics operating segments. The intermodal segment offers intermodal transportation through Pacer Stacktrain (cost-efficient, two-tiered ramp to ramp rail transportation for containerized shipments), Pacer Cartage (local trucking) and Pacer Transportation Solutions (door-to-door service combining rail and truck transportation). The logistics segment provides truck brokerage, warehousing and distribution, international freight forwarding, and supply-chain management services. For more information on Pacer International visit www.pacer.com.

SOURCE: Pacer International, Inc.

USE OF NON-GAAP FINANCIAL MEASURES: This press release contains “non-GAAP financial measures” as defined by the Securities and Exchange Commission, including adjusted net income and adjusted income from operations for the logistic and intermodal segments and on a consolidated basis. These non-GAAP measures which exclude the effect of the company’s goodwill impairment write-off in the first quarter of 2009 and severance charges in the first quarters of 2009 and 2010 are used by Management and the Board of Directors in their analysis of the company’s ongoing core operating performance. Management believes that these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the company’s core businesses and allows investors to more easily compare operating results from period to period. A tabular reconciliation of the differences between the non-GAAP financial information discussed in this release and the most directly comparable financial information calculated and presented in accordance with GAAP is contained in the financial summary statements attached to this press release.

CERTAIN FORWARD-LOOKING STATEMENTS—This press release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on the company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are general economic and business conditions including the continued effect of the current economic recession and the timing and strength of any economic recovery; industry trends, including changes in the costs of services from rail and motor transportation providers; changes resulting from our new arrangements with Union Pacific that have reduced revenues and may compress margins, result in operational difficulties, and reduce our results of operations; changes in the terms of new or replacement contracts with our underlying rail carriers that are less favorable to us relative to our legacy contracts as these expire (including our legacy contract with Union Pacific, expiring in 2011 which continues to apply to our automotive and international lines of business, and our legacy contract with CSX, expiring in 2014); our ability to borrow amounts under our credit agreement due to borrowing base limitations and/or to comply with the financial ratio and other covenants in our credit agreement; increases in interest rates; the loss of one or more of our major customers; the success of our cost reduction initiatives in improving our operating results and cash flows; the effect of the current economic recession on our customers including reduced transportation needs and an inability to pay us on time or at all; the impact of competitive pressures in the marketplace; the frequency and severity of accidents, particularly involving our trucking operations; changes in, or the failure to comply with, government regulation; changes in our business strategy, development plans or cost savings plans; congestion, work stoppages, equipment and capacity shortages, weather related issues and service disruptions affecting our rail and motor transportation providers; the degree and timing of changes in fuel prices, including changes in the fuel costs and surcharges that we pay to our vendors and those that we are able to collect from our customers; our ability to successfully defend or resolve customer and vendor rate and volume adjustment claims against us; changes in international and domestic shipping patterns; availability of qualified personnel; difficulties in maintaining or enhancing our information technology systems including selecting, developing and implementing applications and solutions to update our diverse legacy systems; increases in our leverage; our ability to integrate acquired businesses; and terrorism and acts of war. Additional information about these and other factors that could affect the company’s business is set forth in the company’s various filings with the Securities and Exchange Commission, including those set forth in the company’s annual report on Form 10-K for the year ended December 31, 2009 filed with the SEC on February 23, 2010. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, expected or intended. Except as otherwise required by federal securities laws, the company does not undertake any obligation to update such forward-looking statements whether as a result of new information, future events or otherwise.

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INVESTOR CONTACT:

Joseph B. Doherty, EVP, Treasurer & Investor Relations

Pacer International, Inc.

(925) 887-1582

joe.doherty@pacer.com

MEDIA CONTACT:

Erin Bijas

Senior Account Manager, Public Relations

Princeton Partners

(609) 452-8500 × 118;    732-895-0792 (mobile)

ebijas@princetonpartners.com

Pacer International, Inc.

Consolidated Balance Sheet

($ millions)

March 31, 2010
(Unaudited)
Assets

Current assets
Cash and cash equivalents	$4.3
Accounts receivable, net	148.3
Prepaid expenses and other	26.6
Deferred income taxes	1.1

Total current assets	180.3

Property and equipment
Property, plant & equipment at cost	109.6
Accumulated depreciation	(65.6)

Property and equipment, net	44.0

Other assets
Deferred income taxes	35.5
Other assets	15.6

Total other assets	51.1

Total assets	$275.4

Liabilities & Equity

Current liabilities
Current maturities of long-term debt and capital leases	$24.5
Book overdraft	3.2
Accounts payable and accrued liabilities	144.4

Total current liabilities	172.1

Long-term liabilities
Long-term debt and capital leases	—
Other	6.2

Total long-term liabilities	6.2

Stockholders’ equity
Common stock	0.4
Paid In capital	301.8
Accumulated deficit	(204.8)
Accumulated other comprehensive loss	(0.3)

Total stockholders’ equity	97.1

Total liabilities and equity	$275.4

Pacer International, Inc.

Unaudited Consolidated Statement of Cash Flows

($ in millions)	First Quarter 2010
Cash Flows from Operating Activities
Net loss	$(0.5)
Adjustments to net loss
Depreciation and amortization	1.4
Gain on sale of property and equipment	(0.1)
Initial gain on sale lease-back transaction	(0.3)
Deferred taxes	(0.5)
Stock based compensation expense	0.3
Change in receivables	4.0
Change in other current assets	0.6
Change in current liabilities	(2.0)
Other	(2.4)

Net cash provided by operating activities	0.5

Cash Flows from Investing Activities
Capital expenditures	(2.7)
Net proceeds from sale lease-back transaction	2.4
Proceeds from sales of property and equipment	0.1

Net cash used for investing activities	(0.2)

Cash Flows from Financing Activities
Net borrowings under line of credit agreement	1.3
Debt and capital lease obligation repayment	(0.1)

Net cash provided by financing activities	1.2

Effect of exchange rate changes on cash	—

Net change in cash and cash equivalents	1.5
Cash at beginning of period	2.8

Cash at end of period	$4.3

Pacer International, Inc.

Reconciliation of GAAP Financial Results to Adjusted Financial Results

For the Quarters Ended March 31, 2010 and March 31, 2009

In millions, except share and per share amounts

	First Quarter 2010				First Quarter 2009				Adjusted Variance 2010 vs 2009%
Item	GAAP Results	Adjustments		Adjusted Results	GAAP Results	Adjustments		Adjusted Results
Income (loss) from operations - intermodal	$5.7	$0.2	1/	$5.9	$(183.6)	$169.7	4/	$(13.9)	$19.8	-142.4%
Income (loss) from operations - logistics	(0.3)	—		(0.3)	(34.7)	31.9	5/	(2.8)	2.5	-89.3%
Income (loss) from operations - corporate	(4.8)	1.2	2/	(3.6)	(4.8)	—		(4.8)	1.2	-25.0%

Inccome (loss) from operations - total	0.6	1.4		2.0	(223.1)	201.6		(21.5)	23.5	-109.3%
Interest expense	1.3	—		1.3	0.3	—		0.3	1.0	333.3%

Income (loss) before income taxes	(0.7)	1.4		0.7	(223.4)	201.6		(21.8)	22.5	-103.2%
Income tax (benefit)	(0.2)	0.5	3/	0.3	(46.0)	36.7	6/	(9.3)	9.6	-103.2%

Net income (loss)	$(0.5)	$0.9		$0.4	$(177.4)	$164.9		$(12.5)	$12.9	-103.2%

Diluted earnings (loss) per share	$(0.01)	$0.03		$0.01	$(5.11)	$4.75		$(0.36)	$0.37	-102.8%

Weighted average shares outstanding	34,787,301	34,813,072		34,813,072	34,739,745	34,739,745		34,739,745	73,327	0.2%

1/	and 2/ Severance expense.
3/	Income tax impact.
4/	Intermodal segment goodwill impairment charge of $169.0 million plus severance expense of $0.7 million.
5/	Logistics segment goodwill impairment charge of $31.4 million plus severance expense of $0.5 million.
6/	Income tax impact.

Pacer International, Inc.

Unaudited Consolidated Statements of Operations

($ millions)

	1st Quarter 2010
	Intermodal	Logistics	Corp./Elim.	Consolidated
	($ in millions)
Revenues	$264.2	$99.8	$(0.3)	$363.7
Cost of purchased transportation	212.3	87.6	(0.3)	299.6
Direct operating expenses	23.3	—	—	23.3
Selling, general & admin. expenses	21.8	12.2	4.8	38.8
Depreciation expense	1.1	0.3	—	1.4

Income (loss) from operations	5.7	(0.3)	(4.8)	0.6
Interest expense/income				1.3

Loss before income taxes				(0.7)
Income tax benefit				(0.2)

Net loss				$(0.5)

Diluted Loss Per Share				$(0.01)

Pacer International, Inc.

Unaudited Consolidated Statements of Operations

($ millions, except per share amounts)

	1st Quarter
	2010	2009	Variance	%
Segments
Revenues
Intermodal	$264.2	$271.3	$(7.1)	-2.6%
Logistics	99.8	87.6	12.2	13.9%
Cons. Entries	(0.3)	(0.3)	—	0.0%

Total	$363.7	$358.6	$5.1	1.4%
Income (loss) from Operations
Intermodal	$5.7	$(183.6)	$189.3	-103.1%
Logistics	(0.3)	(34.7)	34.4	-99.1%
Corporate	(4.8)	(4.8)	—	0.0%

Total	$0.6	$(223.1)	$223.7	-100.3%
Net Loss	$(0.5)	$(177.4)	$176.9	-99.7%
Diluted Loss per Share	$(0.01)	$(5.11)	$5.10	-99.8%